FORM 8-K



               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

                   Date of Report: December, 1999


                 MAINE PUBLIC SERVICE COMPANY
      (Exact name of registrant as specified in its charter)



      Maine                              1-3429            01-0113635

   (State, or other jurisdiction    (Commission         (IRS Employer
    of incorporation)            File Number)           Identification No.)


    209 State Street, Presque Isle, Maine                 04769
   (Address of principal executive offices)            (Zip Code)


   Registrant's Telephone Number, Including Area Code   207-768-5811















Current Report, Form 8-K for                                     Date of Report
Maine Public Service Company                                     December, 1999


Item 5(a) Other Material Events

     (a) Company Subsidiary Designated Standard Offer Service Provider for Central Maine Power Company Customers.

         Beginning on March 1, 2000, all Maine consumers will have the right to purchase generation services from competitive electricity providers. Customers who are unable or unwilling to do so, will obtain their generation services from Standard Offer Service (SOS).
         On November 29, 1999, the MPUC designated Energy Atlantic (EA), the Company's wholly-owned subsidiary, as the Standard Offer Service (SOS) provider for all residential and small non-residential customers in Central Maine Power's (CMP) service territory. The designation is for two years beginning March 1, 2000 and permits EA to be the exclusive provider of SOS to approximately 525,000 residential and small commercial customers in southern and central Maine. Based on historical data, EA estimates a total annual load of approximately 3,200,000 MWH from these sales. EA will provide CMP's residential and small commercial customers for a price of $0.04089 per kwh for SOS. The Company does not know what other suppliers bid on CMP's SOS nor the content of their bids.

         As reported in the Company's Form 10-K for the fiscal year 1998, EA's formation was approved by the MPUC on August 24, 1998 as an unregulated subsidiary. EA began formal operations on January 1, 1999, to function as a competitive supplier of generation services in the retail market for electricity when that market opens on March 1, 2000. EA has also sold generation on a wholesale basis.

         Although the experience in other states shows that few small customers leave SOS-type service for the competitive market, the Company cannot predict the precise number of customers EA will serve as the SOS provider nor the exact amount of annual sales during its tenure as SOS provider. At a minimum, the Company believes that revenues from these SOS sales will be sufficient to make EA self-supporting during the next two years while it is attempting to establish itself in the competitive retail electricity market.












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Current Report, Form 8-K for                                     Date of Report
Maine Public Service Company                                     December, 1999

Item 5(b) Other Material Events - Maine Public Utilities Commission Approves
            Stipulation.

         Reference is made to the Company's Form 10-Q, Part II, Legal Proceedings, Item 1(d), in which the Company reported that a Stipulation resolving the revenue requirement and rate design issues for the Company's Transmission and Distribution (T&D) utility was filed with the Maine Public Utilities Commission (MPUC).

         On October 14, 1998, and subsequently amended on February 9, 1999 and August 11, 1999, the Company filed its determination of stranded costs, transmission and distribution costs and rate design with the MPUC. The Company's amended testimony supported its $76.5 million estimate of stranded costs, net of available value from the sale of the generating assets, when deregulation occurs on March 1, 2000. The major components include the remaining investment in Seabrook, the above market costs of the amended power purchase agreement and recovery of fuel expense deferrals related to Wheelabrator-Sherman, the obligation for remaining operating expenses and recovery of the Company's remaining investment in Maine Yankee, and the recovery of several other regulatory assets.

         On October 15, 1999, the Company filed with the MPUC a Stipulation resolving the revenue requirement and rate design issues for the Company's Transmission and Distribution (T&D) utility. This Stipulation has been signed by the Public Advocate and approval was recommended by the MPUC Staff. Under the Stipulation, the Company's total annual T&D revenue requirement will be $16,640,000, effective March 1, 2000. This revenue requirement includes a 10.7% return on equity with a capital structure based on 51% common equity. The Stipulation further provides that the precise level of stranded cost recovery cannot be determined until final determination of all costs associated with the sale of the Company's generating assets, but does set forth some general principles concerning the Company's ultimate stranded costs recovery, including agreement that the major components of the Company's stranded costs are legitimate, verifiable and unmitigable, and therefore subject to recovery in rates. Furthermore, the Stipulation allows the 3.66% foregone revenue increase as a result of a rate plan Stipulation approved by the MPUC in its April 6, 1999 Order in Docket 98-865 to be added to stranded cost recovery in the manner specified in the stipulation in that Docket. The Stipulation also provides that the Company's recovery of unamortized investment tax credits and excess deferred income taxes associated with the Company's generating assets must await a final determination ruling from the IRS, which ruling has been sought by Central Maine Power Company.




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Current Report, Form 8-K for                                Date of Report
Maine Public Service Company                                December, 1999

         On December 1, 1999, the MPUC approved the October 15, 1999 Stipulation, as described above. Although the elements of stranded costs have been agreed to, the MPUC has not determined the amount of stranded cost revenue requirements to be included in customer rates starting March 1, 2000, nor the recovery period of the stranded costs, but is expected to do so prior to February 1, 2000. At this time, the Company cannot predict the nature of the MPUC's final decision in this matter.

                             MAINE PUBLIC SERVICE COMPANY
                                     Registrant


  Dated: December 1, 1999    /s/   Larry E. LaPlante

                             Larry E. LaPlante, Vice President,
                             Treasurer and Chief Financial Officer

































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